Exhibit 99.1

IN RE: GARRETT MOTION INC., et al.

Restructuring Term Sheet

This term sheet (the “Term Sheet”) sets forth all material terms for a plan of reorganization (hereinafter, the “Plan”) proposed by the Official Committee of Equity Securities Holders (the “Equity Committee”) of Garrett Motion, Inc.1

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATE OR FEDERAL RULES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS. THIS TERM SHEET INCORPORATES THE RULES OF CONSTRUCTION SET FORTH IN SECTION 102 OF THE BANKRUPTCY CODE. NOTHING IN THIS TERM SHEET SHALL BE DEEMED AN ADMISSION OF FACT OR LIABILITY BY ANY OF THE PARTIES.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Series A Preferred Stock and Warrants

On the Effective Date, the Company shall sell and issue (the “Offering”) $800.01 million (the “Backstopped Amount”) of a newly created series of Series A Preferred Shares (non-convertible), par value $0.0001 per share (the “Preferred Shares”) and new detachable warrants (the “Warrants”) to the accepting Eligible Holders (“Accepting Eligible Holders”) under the Plan, Atlantic Park Investors (as defined below) and, as applicable, the Syndicate (as defined below). Each unit will include one share of Preferred Shares and one detachable Warrant.

Minimum Subscription Rights: Atlantic Park, or any one or more of its designated affiliates, or any of its or such affiliate’s designated controlled, managed or advised funds or accounts (collectively, “Atlantic Park Investors”) shall have the right to receive an Offering (and initial allocation) of Preferred Shares (and Warrants) in an aggregate Initial Aggregate Liquidation Preference Amount (as defined below) of not less than $200.0 million (the “Minimum Subscription Rights”).

Subject to Bankruptcy Court approval, Atlantic Park agrees to purchase any and all unsubscribed Preferred Shares and Warrants (the “Unsubscribed Shares”). Garrett and Atlantic Park agree that there shall be no restriction on Atlantic Park’s right or ability (but not Atlantic Park’s obligation) as standby purchaser to syndicate (pursuant to syndication arrangements satisfactory to Atlantic Park, including, without limitation, the retention and appointment of a broker-dealer reasonably acceptable to Atlantic Park) all or any portion of the Unsubscribed Shares to certain persons (the “Syndicate”) who will have entered into a syndication agreement with

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Annex 1.

Atlantic Park (the “Syndication Agreement”), reasonably satisfactory to Atlantic Park, the Equity Committee and the Company, pursuant to which each member of the Syndicate will have agreed to purchase a specified percentage of such Unsubscribed Shares from Atlantic Park. It is acknowledged that Atlantic Park and any other participants in the Syndicate, in their capacity as Eligible Holders, shall be entitled to exercise their respective pro rata share of Subscription Rights for the same per share price as other Eligible Holders. The Syndication Agreement shall be subject to approval by the Bankruptcy Court.

Eligible Holders shall receive the right to subscribe for their pro rata portion of the Preferred Shares and Warrants, subject, in all events, to the Minimum Subscription Rights.

The Series A Preferred Stock shall have the following terms and conditions:

•  Dividend. Dividends will accumulate at an annual rate of 12.00% (the “Dividend Rate”) on a daily basis from the Issue Date and will be payable on a quarterly basis (and paid 75% in kind (i.e., 9.00%) and 25% (i.e., 3.00%) in cash) (provided that, at the Company’s election, for the initial 36 months after the Effective Date 100% of such dividends will be payable in kind) (provided, further, than at any time, at the Company’s election, the Company may pay in cash any interest that is otherwise payable in kind) on March 31, June 30, September 30 and December 31 of each year, commencing on the first dividend payment date following completion of the Restructuring (each such date of payment, a “Dividend Payment Date”). On each Dividend Payment Date, dividends paid in kind will be paid by compounding such dividends with the effect that an additional dividend shall accrue on each outstanding Preferred Share at a rate per annum equal to the Dividend Rate on the amount so compounded until such amount is actually paid in full (the Initial Aggregate Liquidation Preference Amount, together with all such compounded dividends, being the “Aggregate Liquidation Preference Amount”, and on a per share basis, the “Liquidation Preference Amount”). Dividends shall be calculated on the basis of the actual days elapsed in a year of 360 days.

•  Redemption. The Preferred Shares will not be redeemable by a Preferred Holder. There will be no mandatory redemptions of the Preferred Shares by the Company, provided that in connection with any secondary offering (to be defined in a manner satisfactory to Atlantic Park) of the Company, the Company shall, upon and as a condition to the closing of such offering, redeem all of the outstanding Preferred Shares at a redemption price per share thereof equal to an aggregate amount equal to (the “Early Redemption Amount”) the sum of (i) the Liquidation Preference Amount (as defined below), plus all accrued and unpaid dividends through the redemption date, in cash, plus (ii) (A) if prior to the third anniversary of the Effective Date, a make-whole equal to the scheduled dividends that would have been payable to and including the tenth anniversary of the Effective Date (discounted from their respective dividend payment dates) on the Preferred Shares to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points, (B) if on or after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date, an amount equal to 8% of immediately preceding clause (i) (i.e., 8% premium), (C) if on or after the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, an amount equal to 4% of immediately preceding clause (i) (i.e., 4% premium), and (D) thereafter, zero (i.e., no premium). The Company may not redeem the Preferred Shares prior to the third anniversary of the Effective Date (i.e., NC3). On or after the third anniversary of the Effective Date, the Company may redeem, in cash, the Preferred Shares at any time, from time to time, in whole or in part, on a pro rata basis, at a redemption price per share equal to the sum of (i) the Liquidation Preference Amount, plus all accrued and unpaid dividends through the redemption date, plus (ii) (A) if on or after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date, an amount equal to 8% of immediately preceding clause (i) (i.e., 8% premium), (B) if on or after the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date, an amount equal to 4% of immediately preceding clause (i) (i.e., 4% premium), or (C) thereafter, zero (i.e., no premium).

•  Liquidation. Upon a Liquidation Event, the Preferred Shares will be entitled to receive, before the payment or distribution of the Company’s assets or the proceeds thereof is made to the holders of any junior securities, in respect of each Preferred Share equal to the Early Redemption Amount. Any (a) liquidation, dissolution or winding up of the Company, (b) sale of all or substantially all assets of the Company, (c) merger or consummation by the Company of another change in control transaction, in each case in this clause (c), in which the holders of the common shares prior to such transaction own in the aggregate less than 50% of the common shares in the purchasing entity after such transaction or (d) bankruptcy or insolvency event with respect to the Company (including any material subsidiary) will constitute a “Liquidation Event” unless the holders of a majority of the then outstanding Preferred Shares, voting as a separate class, elect not to treat such transaction as a Liquidation Event.

•  Voting. No voting rights except as set forth below. Each of the following actions by the Company or any of its subsidiaries (or any agreement or commitment to do so) shall require the affirmative vote or written consent of the Preferred Holders holding more than 50% of the outstanding Preferred Shares at such time, voting as a separate class:

○    any incurrence of indebtedness for borrowed money (other than indebtedness in an amount not to exceed that would not result in a pro forma leverage ratio of Garrett and its consolidated subsidiaries (based on adjusted EBITDA) at the time of issuance of greater than 3.00:1.00 (or such higher ratio to be reasonably determined by Atlantic Park);

○    any change in the entity classification of the Company;

○    any Liquidation Event, unless the Preferred Holders would receive an aggregate amount in cash in connection therewith equal to the Liquidation Preference Amount of the outstanding Preferred Shares at such time (including any accrued and unpaid dividends thereon);

○    any dividends or distributions on any equity interests of the Company that are junior to the Preferred Shares, other than dividends or distributions in the form of equity interests that are junior to the Preferred Shares, or increase the authorized number of Series A Preferred Shares (non-convertible);

○    any issuance of any equity interests of the Company ranking senior to, or pari passu with, the Preferred Shares with respect to the right to receive assets of the Company in connection with any dividend or other distribution by the Company or any Liquidation Event;

○    any redemption or repurchase of any equity interests of the Company that are junior to the Preferred Shares, other than redemptions of any equity interests of the Company held by any director, officer or employee of the Company or any of its subsidiaries in connection with such individual’s termination of employment or service for a purchase price no higher than fair market value and otherwise on terms approved by the board of directors of the Company (the “Board”);

○   without the prior written consent of Atlantic Park or pursuant to an Approved Plan, any amendment to the treatment set forth in this term sheet (including by way of payment for any consideration of any kind or nature whatsoever) of any claim, demand, judgment, action, suit, matter or proceeding (whether pending, actual, contingent or potential) of any kind or nature whatsoever, or any contractual or other rights or remedies (whether in law or equity) (whether pending, actual, contingent or potential) of any kind or nature whatsoever, against, by or relating to Honeywell International Inc., or any of its subsidiaries or affiliates (or prior subsidiaries or affiliates), or any of their businesses or assets (or prior businesses or assets) or any of its or their respective equityholders, creditors, directors, officers, employees, trustees, advisors, representatives and agents (or prior equityholders, creditors, directors, officers, employees, trustees, advisors, representatives and agents), or the predecessors or successors (including by way of merger, consolidation or division) of any of the foregoing;

○    changes to the Preferred Stock or Warrant terms (including without limitation by amendments to organizational documents or certificates of designation or other similar documentation) that adversely affect the powers, preferences or rights of the holders of the Preferred Stock or Warrants, as the case may be; provided that neither the creation of a new class or series that is junior to the Preferred Shares nor the increase of the number of any existing or new class or series of equity interests of the Company which are junior to the Preferred Shares nor the issuance by the Company of any such series or class of equity interests of the Company shall be deemed to adversely affect the Preferred Holders;

○   any purchase, transfer, exchange or acquisition of any equity interests of the Company or any of its subsidiaries, whether through merger, consolidation, recapitalization, reorganization or other business combination contemplating aggregate consideration in excess of an aggregate amount to be specified by Atlantic Park;

○   any entrance into, or commitment of capital to, any joint venture or similar transaction with any person, other than by the Company or a wholly-owned subsidiary of the Company with another wholly-owned subsidiary of the Company for aggregate consideration in excess of an aggregate amount to be specified by Atlantic Park;

○   any sale of any assets or properties of the Company or its subsidiaries that are material to the business of the Company and its subsidiaries taken as a whole or that are for aggregate consideration in excess of $100 million (or such higher aggregate amount as may be reasonably agreed to by Atlantic Park);

○   any change to the tax or accounting methods of the Company or its subsidiaries;

○   any establishment of or amendment to material employee or executive benefits arrangements, including without limitation cash incentive plans or equity incentive plans; and

○    other matters to be reasonably determined by Atlantic Park.

The Dividend Rate then in effect will automatically increase by 2.0% (i.e., to an annual rate of 14.0%) for any period during which an Event of Default (as defined below) has occurred and is continuing, and such increase shall be payable in cash; provided the Dividend Rate will immediately and automatically reset to 12% after all Events of Defaults have been cured.

•  Seniority. With respect to dividends and rights upon a Liquidation Event (as defined below), the Preferred Shares will be senior to (i) all common shares; (ii) Series B Preferred Stock (as defined below); and (iii) all other present and future classes or series of capital stock.

•  Issuance Discount. Each Preferred Share shall be issued with an aggregate discount to initial liquidation value equal of 300 basis points (i.e, 3.00%).

•  Issue Price. 100% of the Initial Liquidation Preference Amount; provided that the Atlantic Park Investors shall be issued additional Preferred Stock at an issue price of zero with an aggregate Initial Liquidation Preference Amount equal to the Commitment Fee PIK Amount (such additional issuance pursuant to this proviso, the “Initial PIK Issuance”).

•  Maturity. The Preferred Shares will be perpetual and redeemable only on the terms set forth herein.

•  Board Observer Rights. Preferred Holders will have the right to designate one observer to the Board (the “Preferred Designation Right”), who will be elected by the affirmative vote or written consent of Preferred Holders holding more than 50% of the outstanding Preferred Shares, voting as a separate class, and which observer shall have customary access and information rights. In addition, the Preferred Holders and such observer will have customary information and inspection rights, including, but not limited to, financials (annual, quarterly and monthly, as well as MD&A and budgets) of the Company and its subsidiaries and Board materials; provided, however that the Preferred Designation Right shall be held by Atlantic Park Investors for so long as it owns at least 25% of the outstanding Preferred Shares. In addition, the chief financial officer or treasury (or other senior financial officer reasonably satisfactory to Atlantic Park) of Garrett shall hold quarterly informational meetings (which may be conducted telephonically, at the discretion of Atlantic Park) with Atlantic Park at Atlantic Park’s prior written request delivered at least 14 days in advance of such meeting.

•  Rights Offering. Accepting Eligible Holders shall receive a pro rata right to participate in the Offering.

The Warrants shall have the following terms and conditions:

•  Notional Amount. The Preferred Holders will receive detachable Warrants to purchase a number of shares of common stock of the Company (“Common Stock”) equal to 12.5% of the total issued and outstanding shares of Common Stock on the Effective Date. In addition, Atlantic Park will receive detachable Warrants to purchase a number of shares of Common Stock equal to 2.5% of the total issued and outstanding shares of Common Stock on the Effective Date (the “Equity Work Fee”).

•  Exercise Price. The warrants shall be struck at a price that equates to the volume-weighted average price for the 30-day period preceding the Effective Date (as defined below) of the Plan.

•  Term. Expiration date is the later of (i) June 30, 2025, or (ii) 48 months after the Effective Date.

•  Anti-Dilution. Mechanical anti-dilution only (e.g., stock splits, stock dividends, etc.). No economic anti-dilution

Pro Forma Capital Structure	The Plan shall provide for the recapitalization of the reorganized Debtors (the “Reorganized Debtors”) on the effective date of the Plan (the “Effective Date”) consistent with the terms hereof.

Exit Credit Facilities	Shall be on the terms and conditions set forth in the annexed commitment/highly confident letters.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN

Class No.	Type of Claim	Treatment	Impairment/ Voting

Unclassified Non-Voting Claims

N/A	Administrative Claims	Except to the extent that a holder of an allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder thereof shall receive payment in full in cash.	N/A

N/A	Priority Tax Claims	Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

N/A	DIP Facility Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, each holder thereof shall receive payment in full in cash.	N/A

Classified Claims and Interests of the Debtors

Class 1	Other Secured Claims	Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) payment in full in cash; (b) delivery of the collateral securing its allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of its allowed Other Secured Claim; or (d) such other treatment rendering its allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired/ Deemed to Accept

Class 2	Other Priority Claims	Except to the extent that a holder of an allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in	Unimpaired/ Deemed to Accept

exchange for each such Claim, each holder thereof shall receive payment in full in cash or such other treatment rendering its allowed Other Priority Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class 3	Secured Credit Facility Claims	Except to the extent that a holder of a Secured Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Secured Credit Facility Claim, each holder thereof shall receive payment in full in cash on the Effective Date of all outstanding principal and accrued interest (other than default interest) under the Credit Agreement at the contractual non-default rate to the Effective Date.	Impaired/ Entitled to Vote

Class 4	Senior Note Claims	At the election of the Plan Sponsors, the Senior Note Claims shall either (a) be reinstated or (b) each holder thereof shall receive payment in full in cash on the Effective Date of (i) all outstanding principal and accrued and unpaid interest under the Senior Notes at the contractual non-default rate to the Effective Date plus (ii) $15,000,000 on account of Claims arising under, derived from, or based on the Applicable Premium (as defined in the Indenture).	Unimpaired/ Deemed to Accept

Class 5	Honeywell Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each Claim of Honeywell arising under, derived from, based on, or related to the Indemnification Agreements and the Tax Matters Agreement (collectively, the “Honeywell Claims”),[2] Honeywell shall receive: (a) a payment of $375 million in cash on the Effective Date; plus (b) a payment in cash in an amount equal to Honeywell’s reasonable fees and expenses incurred in connection with the Debtors’ chapter 11 cases; plus (c) new Series B Preferred Stock issued by reorganized Garrett (the “Series B Preferred Stock”), which shall provide for payments to	Impaired/ Entitled to Vote

[2]

Honeywell Claims also include the additional potential contingent, unliquidated contractual and non-contractual claims and causes of action identified in Honeywell’s proofs of claim. Moreover, claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proofs of claim) will be addressed by the Debtors and Honeywell in good faith and in the ordinary course of business, in consultation with the Plan Sponsors and subject to the Plan Sponsors’ consent (such consent not to be unreasonably withheld, conditioned or delayed), and are not being satisfied by the issuance of the Series B Preferred Stock, and any claims by Honeywell against the Debtors on account of such matters shall be included in Class 6 General Unsecured Claims. Resolution of any of these ordinary course matters will not be asserted, directly or indirectly, as a condition to the execution, delivery, or approval by Honeywell or the Debtors of any Restructuring Document and no allegation of non-performance with respect to any of these matters will excuse any Debtor or Honeywell from the performance of their obligations under this Agreement or any Restructuring Document.

Honeywell in the amounts and at the times set forth in the following schedule:

Payment Date[3] Amount

2022 $34.8 million

2023 $100.0 million

2024 $100.0 million

2025 $100.0 million

2026 $100.0 million

2027 $100.0 million

2028 $100.0 million

2029 $100.0 million

2030 $100.0 million

(such payments, the “Amortization”).

The Amortization shall be subject to the following conditions: (i) if the Reorganized Debtors’ annual Adjusted EBITDA on a consolidated basis falls below $425 million in any year, such annual Amortization payment for the subsequent year shall be deferred (without the accumulation of additional amounts) and paid in equal installments over the subsequent two years following the payment year of such deferred Amortization payment, in addition to any Amortization payments arising during such following years; (ii) reorganized Garrett may, (x) no more than once during the 18-month period following the Effective Date, call a portion of the Amortization for a payment equal to the present value of the Amortization so called, which payment shall be calculated as of the time of the exercise of such call option and discounted at a rate of 7.25% per annum (the “Call Price”) (provided that the present value of any Amortization remaining (calculated at the Call Price) immediately after reorganized Garrett exercises such call option is no less than $400 million) or (y) at any time, call the Amortization in full for a lump sum payment equal to the Call Price of the remaining Amortization; and (iii) if (v) the Reorganized Debtors’ Adjusted EBITDA on a consolidated basis for the prior twelve months reaches $600 million for two (2) consecutive quarters, (w) a change of control

[3]	Each payment date will fall on the anniversary of the Effective Date in the year referenced occurs,[4] (x) reorganized Garrett or the New Board asserts in writing that any portion of the Series B Preferred Stock is invalid or unenforceable, (y) indebtedness outstanding under the Credit Facilities is accelerated (and such acceleration is not rescinded), or (z) reorganized Garrett or any of its material subsidiaries files for bankruptcy or similar creditor protection then, in each case, Honeywell shall have the right to cause reorganized Garrett to repurchase, or in the case of clauses (w), (x), (y), and (z) reorganized Garrett shall be required to repurchase, all of the remaining Series B Preferred Stock (in the case of clause (v) above, within 60 days following written notice to reorganized Garrett) at an amount equal to the Call Price (the “Put Option”).

Reorganized Garrett shall reimburse Honeywell for reasonable and documented costs and expenses incurred in connection with successfully enforcing Honeywell’s right to receive the Amortization. Upon the completion of the Amortization payments (including through exercise of a call option or the Put Option), the Series B Preferred Stock shall be cancelled and extinguished.

The Series B Preferred Stock shall be non-participating, non-transferrable, non-voting shares of reorganized Garrett. Following the issue date, no preferred shares or equity securities ranking pari passu with or senior to the Series B Preferred Stock (for the avoidance of doubt, other than shares issued in the Rights Offering or as PIK interest to issued Series A Preferred Stock) may be issued by the Reorganized Debtors without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock (the “Series B Majority”).

Reorganized Garrett and its subsidiaries shall not be permitted to enter into any consensual restriction on the ability of reorganized Garrett to make required payments on the Series B Preferred Stock without the prior written consent of the Series B Majority (except for customary restrictions in any agreement governing indebtedness).

The Series B Preferred Stock shall not have affirmative, negative, or other covenants relating to the Company or any other material rights or privileges other than as set forth herein.

[4]	“Change of Control” for purposes of the Series B Preferred Stock will have a customary definition consistent with the definition in connection with the Series A Preferred Stock.

Class 6	General Unsecured Claims	Except to the extent that a holder of an allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) reinstatement of such allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in cash on the later of (i) the Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such allowed General Unsecured Claim; or (c) such other treatment rendering such general unsecured claim unimpaired in accordance with section 1124 of the Bankruptcy Code.[5]	Unimpaired/Deemed to Accept

Class 7	Intercompany Claims	Each allowed Intercompany Claim shall be either reinstated or cancelled, as reasonably agreed between the Debtors and the Plan Sponsors, and released without any distribution.	Impaired/Deemed to Reject or Unimpaired/Deemed to Accept

Class 8	Intercompany Interests	Each allowed Intercompany Interest shall be either reinstated or cancelled, as reasonably agreed between the Debtors and the Plan Sponsors, and released without any distribution	Impaired/Deemed to Reject or Unimpaired/Deemed to Accept

Class 9	Section 510(b) Claims	Treatment of Section 510(b) Claims shall be on terms mutually acceptable to the Debtors and the Plan Sponsors.	Impaired/Deemed to Reject

Class 10	Equity Interests in Garrett	Except to the extent that a holder of equity interests in Garrett agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each equity interest in Garrett, each holder thereof shall (i) retain its equity interest in reorganized Garrett and (ii) participate in the Offering.	Unimpaired/Deemed to Accept

[5]	Treatment of any material rejection damages claims to be reasonably acceptable to the Debtors and the Plan Sponsors.

GENERAL PROVISIONS REGARDING THE PLAN

Vesting of the Debtors’ Property	The property of the estate of each Debtor shall vest in each respective Reorganized Debtor on and after the Effective Date free and clear (except as provided in the Plan) of liens, Claims, charges, and other encumbrances.

Professional Fees	The plan shall contain customary provisions providing for the funding of a reserve on the Effective Date, sized by the Debtors in their reasonable discretion, providing for the payment of fees and expenses incurred or to be incurred by estate professionals in connection with the Restructuring Transactions. All final requests for payment of professional fees shall be filed and served no later than 30 days after the Effective Date, and the Court shall determine the allowed amounts of such fees. Unless the professional fee claimant agrees to less favorable treatment, such claimant that has been approved by the Bankruptcy Court shall be paid in full in cash.

Releases, Exculpation, and Injunction	The Plan shall contain customary release, exculpation, and injunction provisions, except as the Plan Sponsors may otherwise agree.

Honeywell and Debtor Mutual Release

On the Effective Date, the Debtors shall release any and all claims and causes of action against Honeywell and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell, (ii) the Indemnification Agreements and the Tax Matters Agreement, and (iii) all actions taken in connection with the Debtors’ chapter 11 cases (whether arising pre- or post-petition), provided that such release shall not include any claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proof of claim).

On the Effective Date, Honeywell shall release any and all claims and causes of action against the Debtors and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell (and any litigation commenced in connection therewith), (ii) the Indemnification Agreements and the Tax Matters Agreement, and (iii) all actions taken in connection with the Debtors’ chapter 11 cases (whether arising pre- or post-petition), provided that such release shall not include any claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proof of claim).

Each of Honeywell and the Debtors, in consultation with the Plan Sponsors and subject to the Plan Sponsors’ consent (such consent not to be unreasonably withheld, conditioned or delayed), shall execute and deliver such documents as the other may reasonably request in connection with the Plan and the mutual releases described herein and shall work together in good faith with respect to any related tax and disclosure matters. For the avoidance of doubt, this mutual release shall have no carve out for willful misconduct, fraud, or gross negligence.

Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code. No executory contract or unexpired lease shall be rejected without the written consent of the Plan Sponsors. For the avoidance of doubt, cure costs may be paid in installments following the Effective Date in a manner consistent with the Bankruptcy Code.

Tax Issues	The Parties shall cooperate in good faith to structure the Restructuring Transactions in a tax-efficient manner.

Governance

Reorganized Garrett shall be a Delaware corporation listed on the NYSE or NASDAQ, and all Parties shall cooperate to make such modifications to the Restructuring Documents as may be reasonably necessary to meet applicable listing standards.

The board of directors (the “New Board”) of reorganized Garrett will be seven (7) members, subject to increase with the consent of Honeywell (solely for so long as the Amortization remaining on the Series B Preferred Stock is greater than $125 million) and a majority of the outstanding shares of Series A Preferred Stock. All directors shall be of the same class and have ordinary duties of corporate directors under Delaware law.

The composition of the New Board shall be determined as follows, with the New Board determined by the Plan on the Effective Date according to these principles; provided, that such nomination procedures shall not apply with respect to the Honeywell Director (as defined below):

•  The holders of the Series B Preferred Stock shall have the right to elect one (1) board member (the “Honeywell Director”) to the New Board (which right shall be included in the Certificate of Designation for the Series B Preferred Stock) until the date that the Amortization remaining on the Series B Preferred Stock is $125 million or less (the “Resignation Date”). The Honeywell Director shall resign on the Resignation Date and, thereafter, the holders of the Series B Preferred Stock shall have no further right to elect any directors to the New Board. For the avoidance of doubt, (i) the Honeywell Director shall not have any special governance rights, and (ii) solely in their capacity as such, the Honeywell Director shall have fiduciary duties only to reorganized Garrett.

•  One (1) board member will be the CEO of reorganized Garrett, Olivier Rabiller.

•  The remaining members of the board shall be selected by the Equity Committee in consultation with the management team of Garrett and Atlantic Park.

Management Incentive Plan	Reorganized Garrett shall have a post-Effective Date management incentive plan, the terms of which, including with respect to amount, form, structure, and vesting, shall be determined by the New Board taking into consideration then-current market practices for similarly situated companies.

Definitive Documentation	The Parties shall negotiate the definitive documents necessary to complete the Restructuring Transactions in good faith. Any and all documentation necessary to effectuate the Restructuring Transactions, including the definitive documents, shall be in form and substance consistent with this Term Sheet.

Conditions Precedent to Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent and any other conditions precedent reasonably acceptable to each of the Debtors and the Plan Sponsors:

•  the Bankruptcy Court shall have entered an order confirming the Plan, in form and substance consistent with this term sheet, and such order shall not have been stayed, modified, or vacated on appeal;

•  the final version of the Plan supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

•  the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan (and all applicable waiting periods have expired);

•  the Debtors shall have implemented the Restructuring Transactions in a manner consistent with the Plan;

•  all definitive documentation for the Restructuring Transactions contemplated by the Plan have been executed and remain in full force and effect;

•  the Rights Offering shall have been conducted in accordance with the rights offering procedures;

•  no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Plan; and

•  no governmental entity has instituted any action or proceeding (that remains pending at what would otherwise be the Effective Date) seeking to enjoin, restrain, or otherwise prohibit consummation of the Plan or the transactions contemplated by the Plan.

Reservation of Rights	Nothing herein is an admission of any kind. If the Restructuring Transactions are not consummated for any reason, all Parties reserve any and all of their respective rights.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Governing Law	The governing law for all applicable documentation (other than any corporate governance documents) shall be the internal law of the State of New York (without regard to its conflict of law principles) and, to the extent applicable, the Bankruptcy Code.

Annex 1

Definitions

Administrative Claim	Any Claim incurred by the Debtors before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Atlantic Park	Atlantic Park Strategic Capital Fund, L.P.

Claim	As defined in section 101(5) of the Bankruptcy Code.

DIP Facility Claims	Any Claim arising under, derived from, or based on the DIP Facility or such other debtor in possession financing that remains outstanding with respect to the Debtors immediately prior to the Effective Date.

Eligible Holders	Holders of Garrett common stock that are “Accredited Investors” as such term is defined in Section 501 of the Securities Act of 1933

Event of Default	The (i) taking of any action by the Company or any of its subsidiaries that requires the consent of the Preferred Holders as set forth above, if such action was taken without such consent or (ii) occurrence of any “Event of Default” (or equivalent term) under any documentation for material indebtedness of any of the Debtors (including any credit facilities or debt securities) or any of their respective subsidiaries.

General Unsecured Claim	Any Claim other than an Administrative Claim, a Priority Tax Claim, a DIP Facility Claim, an Other Secured Claim, an Other Priority Claim, a Secured Credit Facility Claim, a Senior Notes Claim, a Honeywell Claim, an Intercompany Claim, or a Claim subject to subordination under section 510(b) of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor against a Debtor.

Intercompany Interest	An Interest in any Debtor other than Garrett.

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim against assets of any of the Debtors, other than a DIP Facility Claim, a Secured Credit Facility Claim, or a Senior Notes Claim.

Plan Sponsors	The Equity Committee and Atlantic Park

Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.

Related Party	With respect to any person or entity, each and all of such person’s or entity’s current and former affiliates, and such entities’ and their current and former predecessors, successors and assigns, subsidiaries, direct or indirect equity holders (regardless of whether such interest are held directly or indirectly), affiliates, managed accounts or funds, directors, managers, officers and each of their current and former officers, directors, managers, principals, shareholders, members, equityholders, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and investment and other professionals, and each of the foregoing Person’s respective heirs, executors, estates, successors, assigns and nominees.

Secured	When referring to a Claim: (i) secured by a lien on property in which any Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (ii) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Secured Credit Facility Claim	Any Claim arising under, derived from, or based on the Credit Agreement.

Senior Notes Claims	Any Claim arising under, derived from, or based on the Senior Notes.